Exhibit 99.B(d)(73)

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Neuberger Berman Management LLC

Dated May 4, 2009, as amended June 30, 2009 and December 14, 2009

SEI INSTITUTIONAL INVESTMENTS TRUST

Large Cap Fund

International Equity Fund

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Neuberger Berman Management LLC

Dated May 4, 2009, as amended June 30, 2009 and December 14, 2009

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

Large Cap Fund	X.XX%

International Equity Fund	X.XX%

SEI Investments Management Corporation	Neuberger Berman Management LLC

By:	By:

/s/ David F. McCann	/s/ Robert Conti

Name:	Name:

David F. McCann	Robert Conti

Title:	Title:

Vice President	MD